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                          EXHIBIT INDEX


Exhibit 99     -     Press release of J.P. Morgan & Co.
Incorporated
                  dated February 14, 1995



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                                                       Exhibit 99

                                                February 14, 1995






 J.P. Morgan responds to ratings downgrade by Moody's Investors
                             Service
_________________________________________________________________
                             _______


     J.P. Morgan & Co. Incorporated issued the following statement today in response to Moody's Investors Service's decision to lower the credit ratings of its holding company to Aa2 and of its affiliates Morgan Guaranty Trust Company and J.P.
Morgan Delaware to Aa1.

     Morgan Chairman Douglas A. Warner III said, "J.P. Morgan is a stronger firm, with better diversified business and risks, than it was a decade ago, and we firmly believe it continues to merit the highest ratings. By traditional measures of creditworthiness
- -- capitalization, asset quality, liquidity, and long-term profitability -- Morgan remains an exceptionally sound institution. Among the handful of firms that can intermediate the increasing flow of global capital, our network of clients, products, and people is the source of growing competitive strength globally."

     In its announcement, Moody's cites J.P. Morgan's "significant competitive strengths including: excellent capital protection...outstanding client base; and able management with conservative banking practices....  The rating agency noted that
Morgan Guaranty and J.P. Morgan Delaware will share with one other bank the highest rating accorded to any U.S. bank by Moody's, and that J.P. Morgan's ratings remain higher than other major investment banks."

     Morgan said it expects Moody's decision to have little impact on the firm's business.


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